BBX Capital Corporation Provides Business Update

FORT LAUDERDALE, Florida – March 31, 2020 – BBX Capital Corporation (NYSE: BBX, OTCQX: BBXTB) (“BBX Capital” or the “Company”) is providing information on the impact of the COVID-19 pandemic on certain of its businesses and certain actions that have been taken in response to the pandemic.

While BBX Capital and its subsidiaries have each been impacted by the COVID-19 pandemic,  Bluegreen Vacations Corporation (NYSE: BXG) (“Bluegreen”) and IT’SUGAR have to date been most significantly impacted by the pandemic.

Bluegreen

As recently announced by Bluegreen, as a result of the pandemic, including current and anticipated travel restrictions and restrictions on business operations, Bluegreen has temporarily closed until further notice all of its VOI sales centers; its retail marketing operations at Bass Pro Shops, Cabela’s stores, and outlet malls; and its Choice Hotels call transfer program. In addition, several of Bluegreen’s resorts have been or are expected to be closed based on various governmental mandates and advisories. Although Bluegreen started the year off strong, with system-wide sales of vacation ownership interests up 16.5% through February 29, 2020, Bluegreen has since experienced significant declines in occupancy, sales tours, and system-wide sales of VOIs due to the COVID-19 pandemic. As a result, in addition to the aforementioned actions, Bluegreen has taken a number of additional actions, including a reduction in workforce, temporary furloughs, and reduced work hours.

As a precautionary measure aimed towards ensuring adequate liquidity for a sustained period, Bluegreen drew down $60.0 million under its $125.0 million revolving credit facility on March 19, 2020 and pledged/sold receivables under its various receivable-backed debt/purchase facilities to increase its cash position, bringing Bluegreen’s unrestricted cash balance as of March 30, 2020 to approximately $240 million. In addition, Bluegreen has only $20.3 million of debt maturities due during 2020.

IT’SUGAR

As a result of various factors, including government-mandated closures and advisories, IT’SUGAR has closed until further notice all of its stores and has indefinitely furloughed all store and certain corporate employees.  As a consequence,  IT’SUGAR is not generating any sales other than limited sales through its website. IT’SUGAR currently does not expect that it will be in a position to make rent payments to its landlords in the coming months, and although IT’SUGAR is in discussions with its landlords for rent abatements, the outcome of these discussions remains uncertain. If IT’SUGAR’s stores remain closed and it is unable to obtain rent abatements or deferrals from its landlords,  IT’SUGAR does not believe that it will have sufficient cash to continue its operations.

Other

The Company is continuing to monitor the impact of the pandemic on its other business operations and has taken various actions in response to the pandemic, including reductions in workforce and indefinite furloughs.

As of March 30, 2020, BBX Capital, excluding its subsidiaries, had unrestricted cash and cash equivalents of approximately $140 million.

About BBX Capital Corporation: BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) is a Florida-based diversified holding company whose principal investments include Bluegreen Vacations Corporation (NYSE: BXG), BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

About Bluegreen Vacations Corporation: Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based vacation ownership plan with approximately 220,000 owners, 68 Club and Club Associate Resorts, and access to nearly 11,350 other hotels and resorts through partnerships and exchange networks as of December  31, 2019. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is more than 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

BBX Capital Corporation Contact Info

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300,  Email: LHinkley@BBXCapital.com

Forward-Looking Statements:

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact. Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to the rapidly changing effects of the COVID-19 outbreak, including reduced demand for products and services, including vacation ownership products and services and IT’SUGAR’s products, supply chain disruptions, travel and business restrictions, including required business closings, changes in consumer preferences and decreases in discretionary spending and leisure travel, volatility in the international and national economy and credit markets, worker absenteeism, quarantines and other health-related restrictions; the length and severity of the COVID-19 outbreak; governmental and agency orders, mandates and guidance in response to the COVID-19 outbreak; the pace of recovery following the COVID-19 outbreak; competitive conditions; our liquidity and the availability of capital; the ability to successfully implement strategic plans and initiatives to navigate the COVID-19 outbreak; risks that Bluegreen’s current or future marketing alliances may not be available to it in the future; risks that default rates on loans made by Bluegreen to its customers may increase and exceed expectations; risks related to our indebtedness, including the potential for accelerated maturities and debt covenant violations; the uncertainty regarding IT’SUGAR’s discussions with its landlords regarding rent abatement, including that abatements may not be granted and IT’SUGAR may not have sufficient cash to continue its operations; the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; the impact of the COVID-19 outbreak on our shareholder dividend policy, including that dividends may not be paid at the current rate or at all; and the additional risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed on March 13, 2020.  We caution that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. We do not undertake, and specifically disclaim any obligation, to update or supplement any forward-looking statements.